Exhibit 10.1

SALE OF ASSETS AND MANUFACTURING AGREEMENT

This Sale of Assets and Manufacturing Agreement (“Agreement”) is entered into as of September 29, 2025 (the “Effective Date”) subject to Closing (“Closing”), by and between:

•	Holi Hemp LLC, dba HH Processors, a Maryland limited liability company and wholly owned subsidiary of IGC Pharma Inc., a Maryland corporation listed on the NYSE American registered at 10224 Falls Road, Potomac, MD 20854 (“HHP” or “Seller”); and

•	Wellness Essentials Northwest Inc., a Washington limited liability company registered at 15914 NE 26th Ct. Ridgefield, WA 98642 (“WE-NW” or “Buyer”).

1. RECITALS

A. HHP owns certain property, plant, equipment, and inventory used in its manufacturing operations in Vancouver, Washington.

B. HHP desires to transfer, and WE-NW desires to acquire, the assets listed in Annexure 1 (PPE) and Annexure 2 (Inventory), together with associated processes, SOPs, experience and trained workforce, and operating know-how (the “Assets”).

C. In exchange, WE-NW shall assume facility-related obligations and grant HHP contractual preferential supply rights, with the fair value of the transaction agreed by the Buyer and Seller to be USD $2,700,000 as of the Effective Date.

D. The Parties further intend for WE-NW to assume operational responsibilities for employees, utilities, lease obligations, and all other operating expenses, on the Effective Date.

1.1	Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Effective Date” means the date on which the terms and conditions of the agreement become legally binding and enforceable by the parties involved.

“Closing” means the completion of all required steps for the transaction, including signed documents, auditor review, and approval by the Sellers Board of Directors.

“Assets” means the property, plant, equipment as referenced in Annexure 1 (PPE), inventory as referenced in Annexure 2 (Inventory), operational processes, SOPs, trained workforce, and operating know-how, vendor list/ relationship to be transferred by HHP to WE-NW in accordance with this Agreement.

“Default and Reversion” means from calendar year 2028, the failure of WE-NW to provide the contractual preferential supply rights outlined in Section 3.3 for any consecutive three-month period, or to otherwise be Unable to Supply HHP for More Than 90 Consecutive Days (as defined below), in which case at the discretion of HHP, HHP shall have the right to terminate this Agreement and immediately reacquire title to all Assets listed in Annexures 1 and 2 at no additional cost. If HHP chooses not to terminate the agreement, the fair value as outlined in 3.1 shall remain intact unless otherwise agreed by both parties.

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“Preferential Margin” means the additional percentage margin above the minimum 20% negotiated margin rate, to which HHP is entitled under Section 3.3 for the years 2028, 2029, and 2030.

“Unable to Supply HHP for More Than 90 Consecutive Days” means that, from calendar year 2028, for a continuous period of ninety (90) calendar days, WE-NW has failed or refused to accept or fulfill any bona fide manufacturing orders submitted by HHP, despite commercially reasonable efforts to do so, and where such failure is not attributable to (i) force majeure events, or (ii) any delay, inaction, or failure by HHP to provide timely inputs, approvals, materials, specifications, or otherwise fulfill its obligations necessary for project initiation or execution.

For clarity, projects that require a timeline exceeding ninety (90) days to complete, or that are delayed due to HHP’s own conduct or failure to meet agreed-upon conditions, shall not be deemed to constitute a failure by WE-NW to supply within the meaning of this definition.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

2. SALE AND TRANSFER OF ASSETS

2.1 Transfer. HHP hereby sells, assigns, and conveys to WE-NW, and WE-NW accepts, all right, title, and interest in the Assets set forth in Annexures 1 and 2 in their “as-is, where-is” condition, without warranty of condition, fitness, or merchantability, except for title and authority to transfer.

2.2 Closing Date. The transfer of Assets shall be effective as of the date the closing conditions set forth in Section 2.4 are satisfied or waived by the parties.

2.3 No Assumption of Prior Liabilities. WE-NW shall not assume or be liable for any debts, obligations, or liabilities of HHP incurred prior to the Effective Date, except as expressly set forth herein.

2.4 Conditions Precedent to Closing. The obligations of Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by mutual agreement of the Parties in whole or in part to the extent permitted by applicable law):

(a) All corporate and other proceedings required to be undertaken by the Parties in connection with the transactions contemplated hereby shall have occurred, and all documents and instruments incident to such proceedings shall be reasonably satisfactory in substance and form to each Party;

(b) All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the transfer of Assets by HHP pursuant to this Agreement, shall have been duly obtained by HHP and shall be effective on and as of the Closing Date; and

(c) Completion of the valuation report of the Assets by HHP’s auditors.

3. CONSIDERATION

3.1 Fair Value. The Parties agree that the total fair value of consideration for the transaction is USD $2,700,000, comprised of (i) WE-NW’s assumption of obligations under Section 2, (ii) all intangible including but not limited to SOPs of the product manufacturing, trained workforce, operational expertise and process, vendor list among other (iii) Cost of setting up running GMP ready facility in the US and (iv) the contractual preferential supply rights under Section 3.2.

3.2 Negotiated Case-by-case. From the Effective Date through December 31, 2027 - Contract manufacturing projects will be negotiated on a case-by-case basis, without specific margin obligations.

3.3 Preferential Supply Rights.

•	For the calendar year 2028 - HHP shall receive a minimum 20% negotiated margin rate with an additional 10% preferential margin.

•	For the calendar year 2029 - HHP shall receive a minimum 20% negotiated margin rate with an additional 15% preferential margin.

•	For the calendar year 2030 → HHP shall receive a minimum 20% negotiated margin rate with an additional 20% preferential margin.

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3.4 Default & Reversion. If WE-NW fails to provide the preferential supply rights outlined in Section 3.3 for any consecutive three-month period, HHP may choose to terminate this Agreement and immediately reacquire title to all Assets listed in Annexures 1 and 2 at no additional cost.

3.5 Project Approval and Selection. WE-NW shall have the exclusive right to review and approve all projects brought by HHP, including but not limited to formulation, packaging, deliverable date, and pricing, prior to committing to the project with their customers. Similarly, HHP shall be free to contract with other manufacturers for their existing projects as well as future projects.

4. ASSUMPTION OF EMPLOYEE & LEASE OBLIGATIONS

4.1 Employees. As of the Effective Date, WE-NW shall assume responsibility for all transferred employees and shall be solely responsible for all employee compensation with the exception of Health Insurance, which HHP will continue to pay until November 30, 2025. However, in the event of a denied insurance claim all liability shall be the exclusive responsibility of WE-NW. Cost of all other employee benefits shall be the exclusive responsibility of WE-NW. WE-NW shall indemnify HHP against any claims arising from transferred employee disputes from the Effective Date.

4.2 Lease. From October 1, 2025, through November 30, 2025, WE-NW shall sublease the premises located at 14708 NE 13th Ct, Vancouver, WA 98685 from HHP under the same terms applicable to HHP’s existing lease. During the term of the sub-lease, property insurance for the premises shall remain under the existing policy, which is issued in the name of HHP. However, in the event of any incident that may result in a claim, HHP will be responsible to the extent of passing along any benefit that may be received, net of expenses from the insurance company and shall not be liable to provide any additional assistance or benefit.

Effective December 1, 2025, WE-NW shall assume direct responsibility by negotiating a new lease or lease assignment with the landlord and purchase their own insurance policy independent of HHP. This Agreement is contingent on the successful execution of a lease between the Buyer and the landlord.

4.3 Operations. Utilities, contracts with service providers, and all other operating expenses shall be the exclusive responsibility of WE-NW. HHP will ensure that all transfers are completed, so that WE-NW can make whatever adjustments they intend to make prior to assuming responsibility.

5. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants that:

•	It is duly organized, validly existing, and in good standing under its jurisdiction.

•	It has full power and authority to execute and perform this Agreement.

•	Execution and performance will not violate any agreement or applicable law.

•	This Agreement has been duly approved by the Board of Directors of the Seller.

•	HHP assures good title to the Assets included as part of this Agreement, free and clear of all liens.

6. CONFIDENTIALITY AND REGULATORY DISCLOSURE

6.1 Confidentiality & Public Announcements. Except as required by law or regulatory authority, neither Party shall disclose the terms of this Agreement or make public announcements without the prior written consent of the other Party.

6.2 SEC Disclosure. The Parties acknowledge that IGC Pharma Inc. must disclose this Agreement in its filings with the U.S. Securities and Exchange Commission. Such disclosure shall not constitute a breach of confidentiality.

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6.3 Tax Treatment. The Parties intend, for financial reporting and tax purposes, that the transaction reflects a fair value of $2,700,000, primarily allocated to contractual rights and obligations as described herein. Each Party shall be responsible for its own tax reporting obligations and has no responsibility on gains, losses, or taxes of the other party.

6.4 Force Majeure. WE-NW shall use commercially reasonable efforts to ensure continuity of supply notwithstanding force majeure events such as natural disasters, supply chain issues, pandemics, accidents, strikes, etc. If WE-NW is unable to supply HHP for more than 90 consecutive days, HHP may terminate this Agreement and act upon the remedy provided under Default and Reversion (Clause 3.4 above).

6.5 Transition Services. For up to 60 days following the Effective Date, HHP shall provide reasonable transition support, including access to records and training, at no additional charge.

7. SUCCESSORS, TAG-ALONG, AND OBLIGATIONS

7.1 Successors. This Agreement shall be binding upon and inure to the benefit of each Party’s successors and permitted assigns.

7.2 Tag-Along Right. In the event that WE-NE sells, transfers, or otherwise disposes of the entire Operating Business to any third party within a period of five (5) years from the date of this Agreement, HHP shall be entitled to receive ten percent (10%) of the net proceeds received by WE-NW from such sale.

7.3 Obligations. If WE-NW transfers or sells all or substantially all the Assets or its interest in the Vancouver facility to any third party, HHP shall have the right to require that such purchaser expressly assumes WE-NW’s obligations under this Agreement, including preferential supply rights.

8. INDEMNIFICATION

Each Party shall indemnify, defend, and hold harmless the other from and against any losses, liabilities, claims, or damages arising out of (i) its breach of this Agreement, or (ii) misrepresentation of authority or enforceability.

WE-NW shall indemnify and hold harmless HHP, IGC Pharma Inc., and their affiliates against any damages arising from operations, employees, or obligations assumed after the Effective Date.

HHP shall indemnify WE-NW against any claims, liabilities, or damages arising from acts, omissions, or obligations incurred before the Effective Date.

9. GOVERNING LAW, JURISDICTION & ARBITRATION

This Agreement shall be governed by and construed under the laws of the State of Maryland, without regard to conflicts of law principles. The Parties consent to exclusive jurisdiction and venue in the state and federal courts located in Montgomery County, Maryland.

In the event of any dispute, claim, or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity thereof, the parties agree to first attempt to resolve the matter through binding arbitration before pursuing any litigation.

The arbitrator shall be selected from a panel of licensed and qualified arbitrators. The parties will submit their top three choices, and the common choice, if any, shall serve. If there is no common choice, a name shall be drawn at random from among the remaining candidates

10. MISCELLANEOUS

•	Entire Agreement. This Agreement, including Annexures, constitutes the entire understanding between the Parties.

•	Amendments. Any amendment must be in writing and signed by both Parties.

•	Assignment. Neither Party may assign this Agreement without prior written consent, except to affiliates or successors.

•	Notices. All notices shall be in writing and delivered by courier or certified mail to the addresses set forth above.

•	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission shall be deemed valid and binding.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Holi Hemp LLC dba HH Processors

By:
Name:	Ram Mukunda
Title:	CEO

Wellness Essentials Northwest Inc.

By:
Name:
Title:

By:
Name:
Title:

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